Exhibit 10.2

SEPARATION AND GENERAL RELEASE AGREEMENT

This SEPARATION AND GENERAL RELEASE AGREEMENT (this “Agreement”) is entered into between Matthew P. Reilly (“Executive”) and Korn/Ferry International, a Delaware corporation (the “Company”) and is dated as of September 27, 2015 (the “Agreement Date”). Reference is made to that certain letter agreement, dated May 4, 2015, between Executive and the Company (the “Letter Agreement”).

In consideration of the mutual covenants undertaken and releases contained in this Agreement, Executive and the Company hereby acknowledge and agree as follows:

1. Separation. The Company and Executive hereby agree that Executive’s last day of employment with the Company shall be January 31, 2016 or such earlier date as mutually agreed by the parties (the “Separation Date”). The Company and Executive further agree that effective as of the Agreement Date, Executive resigns from his positions as the Company’s Chief Executive Officer of the Company’s Leadership and Talent Consulting business unit, and that effective as of the Separation Date, Executive shall be deemed to resign from all other positions that Executive may hold as an officer and/or director of the Company or any of its subsidiaries or affiliates. During the period from the Agreement Date through the Separation Date, Executive shall remain a full-time employee of the Company, and will provide such transition services as are reasonably requested by the Company’s Chief Executive Officer, with Executive’s current compensation level and benefits as in effect on the Agreement Date.

2. Separation Pay and Benefits. Notwithstanding Executive’s separation with the Company, and conditioned upon (i) this Agreement having become irrevocable after the expiration of the Revocation Period (as provided herein), (ii) Executive’s compliance with this Agreement, (iii) Executive’s execution of the general release of claims set forth on Exhibit A hereto (the “Supplemental Release”) on the Separation Date, and (iv) the Supplemental Release having become effective and irrevocable after the expiration of the Revocation Period (as provided in the Supplemental Release), the Company shall provide Executive with the following (which payments and benefits Executive would not otherwise be entitled to receive):

(a) a lump sum cash payment in an amount equal to the unpaid portion, as of the Separation Date, of the $750,000 fiscal year 2016 guaranteed minimum annual incentive award, payable within thirty (30) days after the Separation Date;

(b) a lump sum cash payment in an amount equal to $50,000, which represents a pro rata portion of the annual cash incentive award in excess of $750,000 that Executive would have received for the 2016 fiscal year (based on the Company’s actual performance through the Agreement Date and the number of days of Executive’s actual service to the Company during such fiscal year prior to the Agreement Date), payable within thirty (30) days after the Separation Date;

(c) an amount in cash equal, in the aggregate, to twelve (12) months of Executive’s annual base salary as of the Agreement Date, to be paid in equal monthly installments over a period of twelve (12) months after the Separation Date (the “Severance Period”);

(d) for up to eighteen (18) months after the Separation Date, to the extent Executive and/or Executive’s covered dependent(s) continue to participate in the Company’s group health plan(s) pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) after the Separation Date and to the extent permitted by applicable law, the Company will provide reimbursement of COBRA coverage premiums paid by Executive and Executive’s covered dependent(s) so that Executive and Executive’s covered dependent(s) enjoy coverage at the same benefit level and to the same extent and for the same effective contribution, if any, as participation is available to other executive officers of the Company; and

(e) immediate accelerated vesting, as of the Separation Date, of 100% of the then unvested portion of the 43,970 time-based restricted stock units granted to Executive on May 4, 2015 in connection with the commencement of his employment with the Company.

Executive and the Company further agree that effective as of the Agreement Date, Executive hereby forfeits and releases the Company from any claim to the Performance Shares described in the Letter Agreement, which the parties acknowledge have not been granted as of the Agreement Date and will not be granted in the future. Executive and the Company also agree that effective as of the Agreement Date, the Company hereby forfeits and releases Executive from any claim to reimbursement of the Sign On Award provided for in the Letter Agreement which the parties acknowledge that Executive has no current or future obligation to the Company to repay any amount of said Award.

3. No Other Compensation Except for Earned Compensation Through Separation Date and Vested Benefits Under Benefit Plans.

(a) Executive acknowledges and agrees that as of the Separation Date, except as otherwise expressly provided in this Agreement, Executive shall not be entitled to receive or be eligible for any payments, severance or sums from the Company under any offer letter, employment agreement, plan or otherwise with respect to Executive’s employment with the Company and/or the termination of Executive’s employment with the Company (including, without limitation, under the Letter Agreement), and no compensation, severance or other benefits shall accrue beyond the Separation Date; provided, however, that (x) the Company shall pay Executive all compensation to which he is entitled through the Separation Date according to the Company’s regular payroll schedule; and (y) Executive will receive such vested benefits as Executive may be entitled to receive under any benefit plan or program of the Company with respect to which Executive is a participant as of the Separation Date, in accordance with and subject to the terms and conditions of such plans and programs.

(b) Executive’s coverage under the Company’s medical and dental benefit plans will terminate following the Separation Date in accordance with terms and conditions of the applicable plans. Executive shall have the option to convert and continue Executive’s medical and dental benefits coverage under COBRA. Information regarding Executive’s medical and dental benefits continuation rights under COBRA (including costs for such coverage) will be provided to Executive in a separate letter.

4. Reimbursement of Expenses; Offset for Personal Charges on Corporate Credit Cards. Following the Separation Date, Executive shall receive payment from the Company of any expenses properly incurred and owed to Executive under the Company’s expense reimbursement policy, payable in accordance therewith. To the extent that Executive has any unpaid balances from any Company corporate credit card as of the Separation Date which the Company is not required to pay or reimburse under the Company’s business expense policy in effect as of the Separation Date, Executive hereby authorizes the Company (to the fullest extent permitted by applicable law) to apply and offset any and all such unpaid balances against any sums otherwise payable or reimbursable to Executive, and agrees to execute any additional forms/documents necessary to allow the Company to do so.

5. Surviving Covenants.

(a) General. Under this Agreement and unless otherwise provided herein, the term “Surviving Covenants” shall mean and include all of the following: (i) all obligations of Executive under that certain “Agreement to Protect Confidential Information” signed by Executive; (ii) all obligations of Executive under provisions relating to confidentiality, non-competition and the non-solicitation of clients and employees after termination of employment which are contained in the Letter Agreement; (iii) all obligations of Executive under any and all written policies of the Company which are expressly binding on the Company’s employees as of the Separation Date after termination of employment; and (iv) all obligations applicable to Executive under any benefit plan or program of the Company with respect to which Executive is a participant as of the Separation Date, as set forth in such plans and benefits, to the extent such obligations are stated to or otherwise intended to apply after termination of employment. Notwithstanding the forgoing, the Company hereby agrees that effective as of the Separation Date the term of the non-solicitation of employees covenant set forth under the heading “Business Information and Non-Competition” in the Letter Agreement shall be reduced from two years following the Separation Date to one year following the Separation Date. Executive acknowledges and agrees that except as set forth in the preceding sentence or as otherwise explicitly agreed in writing by the General Counsel or Chief Human Resources Officers of the Company, all of the Surviving Covenants shall remain in full force and effect after the execution and delivery of this Agreement and after the Separation Date in accordance with their respective terms. The Company acknowledges and agrees that Executive had no “clients” during his brief employment with the Company as that term is defined under the third unnumbered paragraph under the heading “Business Information and Non-Competition” in the Letter Agreement.

(b) Non-Disparagement. Executive hereby agrees that in addition to the Surviving Covenants, Executive will not disparage or ridicule any of the Releasees, or make any remarks or statements that could reasonably be construed as disparaging or ridiculing of any of the Releasees; provided, however, that the foregoing shall not prohibit Executive from giving truthful testimony in any legal or investigative proceeding pending before any agency or court of the United States or state government or in any arbitration proceeding relating to this Agreement. The Company hereby agrees that it will instruct its named executive officers and members of its Board of Directors not to disparage or ridicule Executive, or make any remarks or statements that could reasonably be construed as disparaging or ridiculing of Executive; provided, however, that the foregoing shall not prohibit any individual from giving truthful testimony in any legal or investigative proceeding pending before any agency or court of the United States or state government or in any arbitration proceeding relating to this Agreement

(c) Remedies. If Executive breaches any of Surviving Covenants, then the Company will have the right to seek injunctive relief. Executive acknowledges that such a breach of the Surviving Covenants could cause irreparable injury and that money damages may not provide an adequate remedy for the Company. Nothing contained herein will prevent Executive from contesting any such action by the Company, among other reasons, on the ground that no violation or threatened violation of the Surviving Covenants has occurred. In addition, if the Company reasonably believes that Executive has breached any of the Surviving Covenants, then the Company shall be permitted, on 15 days’ notice, to cease the payments and benefits described in Section 2 and Executive shall have no right to any future payments from the Company pursuant to Section 2 (or otherwise) following any such breach; provided, however, that following such cessation, the Company and Executive agree to promptly enter into good faith mediation to resolve any dispute regarding the occurrence of any such breach. Executive agrees to notify the Company of each employment or consulting engagement he accepts during the Severance Period (including the name and address of the hiring party) and will, upon request by the Company, describe in reasonable detail the nature of his duties in each such position.

6. Compliance with Agreement; Return of Property. Executive acknowledges and agrees that as a condition precedent to the payment of the payments and benefits described in Section 2, from the Agreement Date through each applicable payment date, (a) Executive must comply and remain in compliance with all of Executive’s obligations under this Agreement and all of Executive’s obligations under the Surviving Covenants; and (b) by the Separation Date, must return to the Company all Company documents (whether prepared by the Company, the Company’s affiliates, Executive, or a third party) in any form including, but not limited to, electronic, digital, and paper form (and all copies thereof) and other Company property which Executive has had in Executive’s possession or under Executive’s control. Executive agrees not to keep any Company documents in Executive’s possession or under Executive’s control, re-create any Company documents, or deliver any Company documents to any third party. The items that fall within the scope of this Section 6 are defined broadly to include, but are not limited to, any materials relating to the Company or any of its subsidiaries or affiliates or any of their businesses or property, including, but not limited to, files, notes, drawings, charts, graphs, lists, databases, database entries or reports (including any entries, information, or reports from the Searcher database), compilations of information, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers, personal digital assistants, mobile telephones, electronic storage devices, credit cards, entry cards, identification badges and keys); and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof). Executive represents and warrants that Executive has not retained, or delivered to any person or entity (including Executive by means of a Company or personal or other non-Company e-mail account owned or used by Executive), copies of any items that fall within the scope of this Section 6 or permitted any copies of such materials to be made by any other person or entity.

7. Cooperation. Executive will cooperate with the Company following the Separation Date through the Severance Period by making himself reasonably available to the Company or any affiliate in connection with any internal or external investigation as well as any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to reasonably assist the Company or any such affiliate in any such action, suit, or proceeding including by providing information and meeting and consulting with the Board of Directors of the Company or its representatives or counsel, or representatives or counsel to the Company or any such affiliate, as reasonably requested by the Company. The Company will reimburse Executive for all expenses reasonably incurred by Executive in connection with Executive’s provision of such assistance (including the fees of any counsel that may be retained by Executive). In addition, during the Severance Period, Executive shall provide all assistance reasonably requested by the Company relating to the transition of his former duties and responsibilities.

8. General Release. Except for those obligations of Company under this Agreement, Executive, on behalf of Executive and Executive’s dependents, successors, heirs, assigns, agents, and executors (collectively, the “Releasors”), hereby releases and discharges and covenants not to sue, to the maximum extent permitted by law, the Company and its predecessors, successors, subsidiaries, parents, branches, divisions, and other affiliates, and each of their current and former directors, officers, employees, shareholders, representatives, attorneys, successors and assignees, past and present, and each of them (individually and collectively, “Releasees”) from and with respect to any and all claims, wages, agreements, obligations, demands and causes of action, known or unknown, suspected or unsuspected, concealed or hidden (collectively, “Claims”), of any kind whatsoever, including, without limitation, any Claims arising out of or in any way connected with Executive’s employment relationship with or separation from, Company, any Claims for severance pay, bonus or similar benefit, sick leave, pension, retirement, vacation pay, life insurance, health or medical insurance or any other fringe benefit, any benefits arising from any ERISA benefit plan, workers’ compensation or disability, and any other Claims resulting from any act or omission by or on the part of Releasees committed or omitted prior to the Separation Date, including by way of example only, any Claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, and the rules and regulations promulgated thereunder (“ADEA”), the Family and Medical Leave Act, the California Fair Employment and Housing Act, or any other federal, state or local law, regulation or ordinance. This release does not prevent Executive from filing a charge with or participating in an investigation by a governmental administrative agency; provided, however, that Executive waives any right to receive any monetary award resulting from such a charge or investigation, including, without limitation, interest, penalties, fines, and attorneys’ fees.

9. ADEA Waiver. Executive expressly acknowledges and agrees that, by entering into this Agreement, Executive is knowingly and voluntarily waiving any and all rights or claims that Executive may have arising under the ADEA, which have arisen on or before the effective date of the Agreement. Executive further expressly acknowledges and agrees that:

(a) in return for the releases provided for in this Agreement, Executive will receive value beyond that which Executive was already entitled to receive before entering into this Agreement;

(b) Executive was advised in writing by this Agreement to consult with an attorney before signing this Agreement;

(c) Executive has been given a period of 21 days within which to consider this Agreement before signing it, and that in the event Executive executes the Agreement before the full 21 days, Executive does so knowingly and voluntarily and with the intention of waiving any remaining time in that 21 day period; and

(d) Executive was informed that he has seven days following the date of his execution of this Agreement in which to revoke the Agreement (the “Revocation Period”). This Agreement shall not become effective or enforceable until the Revocation Period has expired and Executive has not revoked the Agreement. To be effective, such revocation must be in writing and hand delivered to the persons identified in Section 11 below within the Revocation Period.

Nothing herein shall prevent Executive from seeking a judicial determination as to the validity of the release provided in this Agreement, with regard to age discrimination claims consistent with the ADEA.

10. No Claims Assigned or Filed. Executive represents and warrants that Executive has not assigned or transferred to any person, firm or non-governmental entity not a party to this Agreement any of the Claims released pursuant this Agreement. Executive further represents and warrants that neither Executive nor any person, firm or entity acting on Executive’s behalf or for Executive’s benefit has filed any complaints, charges, or lawsuits with any court or government agency, or commenced any arbitration proceeding, relating to any of the Claims released pursuant to this Agreement.

11. Notices. Any notices, requests, or other communications provided for by this Agreement shall be in writing and shall be deemed to have been given at the time when mailed by Federal Express or overnight delivery, return receipt requested, and addressed to the address of the respective party stated below or to such changed address as such party may have fixed by like notice similarly given:

To Company:	Jonathan Kuai General Counsel and Corporate Secretary Korn/Ferry International 1900 Avenue of the Stars Suite 2600 Los Angeles, California 90067

To Executive:	Matthew P. Reilly [_]

12. Application of Section 409A. Notwithstanding any inconsistent provision of this Agreement, to the extent the Company determines in good faith that (i) one or more of the payments or benefits received or to be received by Executive pursuant to this Agreement in connection with Executive’s termination of employment would constitute deferred compensation subject to the rules of Internal Revenue Code Section 409A (“Section 409A”), and (ii) that Executive is a “specified employee” under Section 409A, then only to the extent required to avoid Executive’s incurrence of any additional tax or interest under Section 409A, such payment or benefit will be delayed until the date which is six (6) months after Executive’s “separation from service” within the meaning of Section 409A. The Company and Executive agree to negotiate in good faith to reform any provisions of this Agreement to maintain to the maximum extent practicable the original intent of the applicable provisions without violating the provisions of Section 409A, if the Company deems such reformation necessary or advisable pursuant to guidance under Section 409A to avoid the incurrence of any such interest and penalties. Such reformation shall not result in a reduction of the aggregate amount of payments or benefits under this Agreement, nor the obligation of the Company to pay interest on any payments delayed for the purposes of avoiding a violation of Section 409A.

13. Miscellaneous. This Agreement shall be governed by, interpreted under and enforced, in accordance with the laws of the State of Georgia, excluding such state’s conflict of laws principles. Any legal action, suit or proceeding arising out of or relating to this Agreement shall only be instituted, heard and adjudicated in a state or federal court located in the State of Georgia, and each party hereto knowingly, voluntarily and intentionally waives any objection which such party may now or hereafter have to the laying of the venue of any such action, suit or proceeding, and irrevocably submits to the exclusive personal jurisdiction of any such court in any such action, suit or proceeding. If any provision of this Agreement or its application is held invalid, the invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provisions or application and, therefore, the provisions of this Agreement are declared to be severable. In addition, should any court of competent jurisdiction determine that any provision of this Agreement is unenforceable, the parties agree that the court should modify the provision to the minimum extent necessary to render said provision enforceable. This Agreement and the attached exhibits constitute the entire Agreement of the parties and supersedes all prior negotiations and all agreements, whether written or oral. For the avoidance of doubt, Executive shall remain subject to the Korn/Ferry International Clawback Policy. This Agreement may be modified only by a writing signed by all of the parties to this Agreement. No waiver of any provision in this Agreement shall be binding unless in writing and signed by the party waiving the breach. No waiver of any breach of any term or provision of this Agreement shall be construed to be, or shall be, a waiver of any other breach of this Agreement. This Agreement is binding on and enforceable against the heirs, successors and assigns of Executive and the Company. This Agreement is not and shall not be construed as an indication that the Company or Executive may have engaged in any wrongful conduct. This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. Photographic and facsimile copies of such signed counterparts may be used in lieu of the originals for any purpose.

14. Agreement Freely Entered Into. Executive has read and understands this Agreement and voluntarily signs it without coercion, acknowledging that the benefits described in this Agreement are adequate and the only consideration for this Agreement. Executive confirms that no promise or inducement not contained herein has been offered or made to cause Executive to sign this Agreement. Executive also acknowledges that the Company has advised Executive that Executive has the right and opportunity to have Executive’s own legal counsel review this Agreement and represent Executive in connection with this Agreement, and that the Company has also recommended that Executive so engage Executive’s own legal counsel in connection with this Agreement. If Executive has elected not to engage Executive’s own legal counsel in connection with this Agreement, Executive acknowledges, represents and warrants that such election was made by Executive alone, in Executive’s discretion, and without any coercion or pressure from the Company. The undersigned Executive declares under penalty of perjury that the foregoing is true and correct.

EXECUTED as of 28 September, 2015.

KORN/FERRY INTERNATIONAL		EXECUTIVE

By:	/s/ Jonathan Kuai	/s/ Matthew P. Reilly
Matthew P. Reilly
Its:	General Counsel

ACKNOWLEDGMENT AND WAIVER

I, Matthew P. Reilly, hereby acknowledge that I was given 21 days to consider the foregoing Agreement and voluntarily chose to sign the Agreement prior to the expiration of the 21-day period.

I declare under penalty of perjury under the laws of the State of Georgia that the foregoing is true and correct.

EXECUTED on 28 September, 2015.

/s/ Matthew P. Reilly
Matthew P. Reilly

Exhibit A – Supplemental Release

I, Matthew P. Reilly, in consideration of and subject to the performance by Korn/Ferry International (the “Company”), of its obligations under Section 2 of that certain Separation and General Release Agreement between the Company and myself, dated as of September __, 2015 (the “Separation Agreement”), on behalf of myself and my dependents, successors, heirs, assigns, agents, and executors (collectively, the “Releasors”), hereby release and discharge and covenant not to sue, to the maximum extent permitted by law, the Company and its predecessors, successors, subsidiaries, parents, branches, divisions, and other affiliates, and each of their current and former directors, officers, employees, shareholders, representatives, attorneys, successors and assignees, past and present, and each of them (individually and collectively, “Releasees”) to the extent provided below.

1.	I understand that the separation benefits payable to me under Section 2 of the Separation Agreement represent, in part, consideration for signing this Supplemental Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive the benefits specified in Section 2 of the Separation Agreement otherwise due to me unless I execute this Supplemental Release and do not revoke this Supplemental Release within the time period permitted hereafter or breach this Supplemental Release. I also acknowledge and represent that I have received all payments and benefits that I am entitled to receive (as of the date hereof) by virtue of any employment by the Company.

2.	I knowingly and voluntarily (for myself and the Releasors) hereby release and discharge and covenant not to sue, to the maximum extent permitted by law, the Company and each of the Releasees from and with respect to any and all claims, wages, agreements, obligations, demands and causes of action, known or unknown, suspected or unsuspected, concealed or hidden (collectively, “Claims”), of any kind whatsoever, including, without limitation, any Claims arising out of or in any way connected with my employment relationship with or separation from, Company, any Claims for severance pay, bonus or similar benefit, sick leave, pension, retirement, vacation pay, life insurance, health or medical insurance or any other fringe benefit, any benefits arising from any ERISA benefit plan, workers’ compensation or disability, and any other Claims resulting from any act or omission by or on the part of Releasees committed or omitted prior to the Separation Date, including by way of example only, any Claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, and the rules and regulations promulgated thereunder (“ADEA”), the Family and Medical Leave Act, the California Fair Employment and Housing Act, or any other federal, state or local law, regulation or ordinance. This release does not prevent me from filing a charge with or participating in an investigation by a governmental administrative agency; provided, however, that I waive any right to receive any monetary award resulting from such a charge or investigation, including, without limitation, interest, penalties, fines, and attorneys’ fees.

3.	I expressly acknowledge and agree that, by entering into this Supplemental Release, I am knowingly and voluntarily waiving any and all rights or claims that I may have arising under the ADEA, which have arisen on or before the effective date of this Supplemental Release. I further expressly acknowledges and agrees that:

•	in return for the releases provided for in this Supplemental Release, I will receive value beyond that which I was already entitled to receive before entering into this Supplemental Release;

•	I was advised in writing by this Supplemental Release to consult with an attorney before signing this Supplemental Release;

•	I have been given a period of 21 days within which to consider this Supplemental Release before signing it, and that in the event I execute this Supplemental Release before the full 21 days, I do so knowingly and voluntarily and with the intention of waiving any remaining time in that 21 day period; and

•	I was informed that I have seven days following the date of my execution of this Supplemental Release in which to revoke this Supplemental Release (the “Revocation Period”). This Supplemental Release shall not become effective or enforceable until the Revocation Period has expired and I have not revoked this Supplemental Release. To be effective, such revocation must be in writing and hand delivered to the persons identified in Section 11 of the Separation Agreement within the Revocation Period.

4.	Nothing herein shall prevent me from seeking a judicial determination as to the validity of the release provided in this Supplemental Release, with regard to age discrimination claims consistent with the ADEA.

5.	I represent and warrant that I have not assigned or transferred to any person, firm or non-governmental entity not a party to this Supplemental Release any of the Claims released pursuant this Supplemental Release. I further represent and warrant that neither I nor any person, firm or entity acting on my behalf or for my benefit has filed any complaints, charges, or lawsuits with any court or government agency, or commenced any arbitration proceeding, relating to any of the Claims released pursuant to this Supplemental Release.

6.	I agree that neither this Supplemental Release, nor the furnishing of the consideration for this Supplemental Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

DATE:	27 September 2015	/s/ Matthew P. Reilly
Matthew P. Reilly